Exhibit 4.7

FORM OF SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 14, 2014 (this “Amendment”), is entered into by and among Alterra Capital Holdings Limited, a Bermuda company (“Alterra Capital”), Markel Bermuda Limited, a Bermuda company (f/k/a Alterra Bermuda Limited, “Markel Bermuda”), Alterra Reinsurance USA Inc., a Connecticut corporation (“Alterra Reinsurance USA” and together with Alterra Capital and Markel Bermuda, the “Borrowers”), various lenders party hereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Fronting Bank and L/C Administrator.
RECITALS
A.    The Borrowers, the Lenders and the Administrative Agent are parties to the Credit Agreement, dated as of December 16, 2011 (as amended and in effect on the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Existing Credit Agreement.
B.    The Borrowers desire to provide a guaranty from Markel and in connection therewith make certain amendments to the Existing Credit Agreement, and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT
1.1    On the Amendment Effective Date, the Existing Credit Agreement will be amended as follows:

(a)	Amendments to Section 1.01. Section 1.01 is amended by:
(i)    deleting the definition of “Alterra Bermuda”;
(ii)    amending and restating clause (d) of the definition of “Change of Control” to read as follows:
“Markel fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of Markel Bermuda or Alterra Reinsurance USA (so long as Alterra Reinsurance USA remains a Designated Borrower) without regard to any voting limitations set forth in the Organization Documents of such Subsidiary”.

(iii)    amending and restating the definition of “Designated Borrower” to read as follows:
“Designated Borrower” means Alterra Reinsurance USA until such time as Alterra Capital has provided notice pursuant to Section 2.14(e). From and after the Second Amendment Effective Date, Alterra Capital shall not have the right to add any Subsidiary as a Designated Borrower.
(iv)    amending the definitions of “Fronted Letters of Credit”, “Issuer Documents” , “L/C Applicant” and “Letter of Credit” by deleting the words “Insurance Subsidiary of Alterra Capital” and inserting the words “Insurance Affiliate” therefor.
(v)    amending and restating the definition of “Guarantee” to read as follows:
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that (i) obligations of Markel Bermuda or any other Insurance Affiliate (including without limitation any guarantee by Alterra Capital or any of its Subsidiaries of any Insurance Affiliate’s obligations thereunder) under Primary Policies and Reinsurance Agreements (including security posted to secure obligations thereunder), (ii) obligations of Alterra Capital or any of its Subsidiaries to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of such Person in the ordinary course of business, (iii) obligations of Alterra Capital or any of its Subsidiaries arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any Insurance Affiliate in the event that such Insurance Affiliate is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies or Reinsurance Agreements issued to clients of the addressees of such letters and (iv) agreements by Markel Bermuda or any other Insurance Subsidiary in favor of any Insurance Affiliate to maintain the capital of such Insurance Affiliate at 150% of the required regulatory level (collectively, the “Permitted Transactions”) shall not be deemed to be Guarantees or constitute Indebtedness of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, provided, that the amount of any Guarantee described in clause (b) of the immediately preceding sentence shall be the lesser of (x) the fair market value of such assets at such date of determination (determined in good faith by Alterra Capital) and (y) the amount of such Indebtedness or other obligation of such other Person. The term Guarantee as a verb has a corresponding meaning.
(vi)    amending the definition of “Loan Documents” by (i) replacing the word “and” with a comma and (ii) inserting the words “and the Markel Guaranty” at the end thereof.
(vii)    amending and restating the definition of “Material Adverse Effect” to read as follows:
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, properties, results of operations or condition (financial or otherwise) of Markel and its Subsidiaries, taken as a whole, (b) the ability of Markel or any Borrower to perform its payment or other material obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents against Markel or any Borrower party hereto or thereto or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

(viii)    amending the definitions of “Primary Policies”, “Reinsurance Agreements” and “Retrocession Agreements” by (x) deleting the words “Insurance Subsidiary” each time they appear and inserting the words “Insurance Affiliate” therefor and (y) deleting the words “Insurance Subsidiaries” each time they appear and inserting the words “Insurance Affiliates” therefor.
(ix)    adding the following definitions in proper alphabetical order:
“Insurance Affiliate” means each Insurance Subsidiary and each other Subsidiary of Markel which is licensed by any Governmental Authority to issue insurance and/or reinsurance policies.
“Markel Guaranty” means the guaranty of the Obligations executed by Markel pursuant to the Second Amendment.
“Second Amendment” means the Second Amendment to Credit Agreement dated as of March 14, 2014 by and among the Borrowers, the Lenders party thereto and the Administrative Agent.
“Second Amendment Effective Date” has the meaning set forth in the Second Amendment.

(b)
Amendment to Section 2.01. Section 2.01 of the Credit Agreement is amended by deleting the words “any Insurance Subsidiary of Alterra Capital” each time they appear and inserting the words “any Insurance Affiliate” therefor.

(c)
Amendment to Section 2.03. The last sentence of Section 2.03(a)(i) of the Credit Agreement is amended by deleting the words “any of Alterra Capital’s Insurance Subsidiaries” and inserting “any Insurance Affiliate” therefor.

(d)	Amendment to Article VI. The introductory paragraph to Article VI of the Credit Agreement is amended and restated to read as follows:
So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Alterra Capital and each other Borrower shall, and shall to the extent required pursuant to the applicable provisions of this Article VI, cause Markel, as applicable, and each of their respective Subsidiaries to (provided that each Borrower covenants solely with respect to itself and its respective Subsidiaries):

(e)	Amendment to Section 6.01. Section 6.01of the Credit Agreement is amended as follows:
(i)    Section 6.01(a) is amended and restated to read as follows:
“(a)     GAAP Financial Statements:
(i)    Within 45 days after the close of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending after the Second Amendment Effective Date (A) of Markel Bermuda, a copy of the unaudited consolidated balance sheets of Markel Bermuda and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Markel Bermuda that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of Markel Bermuda as at the end of such fiscal quarter and for the period then ended, (B) of Alterra Capital, a copy of the unaudited consolidated balance sheets of Alterra Capital, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of Alterra Capital as at the end of such fiscal quarter and for the period then ended and (C) of Markel, a copy of the unaudited consolidated balance sheets of Markel, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Markel that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of

Markel as at the end of such fiscal quarter and for the period then ended.
(ii)    Beginning with the fiscal year ended 2013, (A) within 120 days after the close of each fiscal year of Markel Bermuda, a copy of the annual audited consolidated financial statements of Markel Bermuda and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the consolidated results of operations and cash flows of Markel Bermuda as at the end of such year and for the period then ended, (B) within 120 days after the close of each fiscal year of Alterra Capital, a copy of the annual unaudited financial statements of Alterra Capital consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP and accompanied by the certification of a Responsible Officer of Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and consolidated results of operations and cash flows of Alterra Capital as at the end of such fiscal year and for the period then ended and (C) within 90 days after the close of each fiscal year of Markel, a copy of the annual audited financial statements of Markel consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Markel that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the consolidated results of operations and cash flows of Markel as at the end of such year and for the period then ended.
(ii)    Section 6.01(d) is amended and restated to read as follows:

(d)    SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Markel (except any stockholder reports prepared internally for Subsidiaries (and not for the use of or distribution to third parties)), and copies of all annual, regular, periodic and special reports and registration statements which Markel may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(iii)    Section 6.01(g)(v) is amended and restated to read as follows:
(v)    Notice of any material change in accounting policies or financial reporting practices by Markel, Alterra Capital or any other Borrower except as required or permitted by GAAP or SAP, as applicable.
(iv)    Section 6.01(j) is amended and restated to read as follows:
(j)    Other Information. From time to time such other information concerning Markel or Alterra Capital and its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
(v)    The last two paragraphs of Section 6.01 of the Credit Agreement are amended and restated to read as follows:
Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers or Markel post such documents, or provide a link thereto on Alterra Capital’s, Markel Bermuda’s or Markel’s respective website on the Internet at the respective website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ or Markel’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers and Markel shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Person to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers and Markel shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers or Markel with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the L/C Administrator and the Fronting Bank materials and/or information provided by or on behalf of the Borrowers or Markel hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or Markel or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Administrator, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
(f)    Amendment to Section 6.02. Section 6.02 of the Credit Agreement is amended by inserting “Markel,” before the words “each Borrower” in each place where they occur therein.
(g)    Amendment to Section 6.03. Section 6.03 of the Credit Agreement is amended and restated to read as follows:

6.03    Books, Records and Inspections. (a) Maintain proper books of record and account, in which materially complete, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Markel, Alterra Capital or such Material Party, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Markel, Alterra Capital or such Material Party, as the case may be; and (c) permit designated representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that Markel or the Borrowers, as the case may be, shall be given the opportunity to participate in any discussion or meeting with such independent accountants so long as no Event of Default then exists), all at the expense of the Administrative Agent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Markel or the Borrowers, as the case may be; provided, that during the continuance of an Event of Default, the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of Markel and the Borrowers at any time during normal business hours and without advance notice.
(h)    Amendment to Section 7.03. Section 7.03(d) of the Credit Agreement is amended by deleting the words “or any of its Subsidiaries” and inserting “or any Subsidiary of Markel” therefor.
(i)    Amendment to Section 7.04. Section 7.04 of the Credit Agreement is amended and restated to read as follows:
7.04 Mergers, Consolidations and Dispositions. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Subsidiary of Alterra Capital (other than Markel Bermuda) may merge, amalgamate or consolidate with Alterra Capital or any Subsidiary of Markel so long as (i) if either such Subsidiary is a Wholly Owned Subsidiary, the surviving Person shall (or, in the case of an amalgamation, the amalgamated entity shall), after giving effect to such merger, amalgamation or consolidation, be Alterra Capital or a Wholly Owned Subsidiary of Markel, as the case may be; and (ii) if a Borrower is a party thereto, (A) a Borrower is the surviving entity (or, if an amalgamation, the amalgamated entity shall be liable for such Borrower’s obligations), and (B) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of such Borrower (including, in the case of an amalgamation, the amalgamated entity) for the Obligations as it shall have reasonably requested;
(b)    any Subsidiary (other than Markel Bermuda) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Alterra Capital or to any Subsidiary of Markel; and any Subsidiary of Alterra Capital (other than a Material Party) may dissolve or Dispose of its assets; and
(c)    any Subsidiary of Alterra Capital (other than Markel Bermuda) may merge, consolidate or amalgamate with any Person who is not a Subsidiary of Markel provided (i) in the case of a merger, consolidation or amalgamation, a Subsidiary shall be the continuing or surviving Person and, if any Wholly Owned Subsidiary is merging, consolidating or amalgamating with another Person, such Subsidiary (or, in the case of an amalgamation, the amalgamated entity), shall continue to be Wholly Owned after such merger, consolidation or amalgamation, and (ii) if a Borrower is involved, the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents.
(j)    Amendments to Section 8.01. Section 8.01 of the Credit Agreement is amended as follows:
(i) Section 8.01(c) is amended by inserting the words “or Markel” following the words “Material Party” each time they appear
(ii)    Section 8.01(d) is amended by inserting the words “or Markel” following the words “Material Party” each time they appear.
(iii) Section 8.01(g) is amended by inserting the words “or Markel” following the words “a Borrower”.
(iv) Section 8.01(h) is amended and restated to read as follows:

(h)    Warranties and Representations. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or Markel herein, in any other Loan Document, or in any document delivered by or on behalf of such Borrower or Markel in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.
(v) Section 8.01(j) is amended by inserting the words “or Markel” following the words “any Borrower”.
(k)    Amendment to Section 11.01. Section 11.01(h) of the Credit Agreement is amended and restated as follows:
(h)    release Alterra Capital from its obligations under Article X or Markel from its obligations under the Markel Guaranty without the written consent of each Lender;
(l)    Amendment to Schedule 5.11. Schedule 5.11 (Subsidiaries) of the Credit Agreement is amended by substituting Schedule 5.11 attached hereto therefor.
(m)    Amendment to Schedule 11.02. Schedule 11.02 (Notices) of the Credit Agreement is amended by substituting Schedule 11.02 attached hereto therefor.
(n)    Amendment to all Loan Documents. The Credit Agreement and each other Loan Document is amended by replacing the words “Alterra Bermuda” with “Markel Bermuda”.
ARTICLE II

CONDITIONS OF EFFECTIVENESS
2.1    This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a)	The Administrative Agent shall have received a counterpart of this Amendment executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders.

(b)	The Administrative Agent shall have received the Markel Guaranty executed by Markel.

(c)
The representations and warranties of the Borrowers contained in Article V of the Existing Credit Agreement and in the other Loan Documents and the representations of Markel in the Markel Guaranty are true and correct in all material respects as of the Second Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d)	No Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment.

(e)
The Administrative Agent shall have received (i) a certificate of the Secretary or Assistant Secretary of Markel as to the Organization Documents, resolutions or other action and incumbency as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of its Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Markel Guaranty and evidencing that Markel is duly organized or formed, validly existing, in good standing (to the extent such concept is applicable) and qualified to engage in business in the jurisdiction in which it is organized; and (ii) a favorable opinion from McGuireWoods LLP, counsel to Markel in New York and Virginia, addressed to the Administrative Agent, the Fronting Bank and each Lender and in form and substance reasonably acceptable to the Administrative Agent.

(f)
The Borrowers shall have paid (i) all fees owing to the Lenders as agreed between the Borrowers and the Lenders and (ii) all expenses then due and owing under the Loan Documents (including any reasonable legal fees and related out-of-pocket expenses to the extent invoiced prior to the date of the effectiveness hereof).

ARTICLE III

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES
Each Borrower hereby represents and warrants, on and as of the Second Amendment Effective Date, that (i) the representations and warranties applicable to such Borrower contained in Article V of the Existing Credit Agreement and in the other Loan Documents are true and correct in all material respects as of the Second Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) this Amendment has been duly authorized, executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally, and (iii) no Default shall have occurred and be continuing, both immediately before and after giving effect to the applicable provisions of this Amendment.

ARTICLE IV

MISCELLANEOUS
4.1    Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.
4.2    Full Force and Effect. On the Second Amendment Effective Date, the Existing Credit Agreement and the other Loan Documents as amended pursuant to Article I hereof shall continue in full force and effect and any reference to the Existing Credit Agreement or any of the other Loan Documents herein or in any Loan Document shall refer to the Credit Agreement and the other Loan Documents as amended pursuant to Article I hereof. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Existing Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.
4.3    Expenses. All reasonable fees and expenses of counsel to the Administrative Agent, and all reasonable out-of-pocket costs and expenses of the Administrative Agent, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Loan Documents delivered in connection herewith shall be paid prior to the Second Amendment Effective Date to the extent invoiced prior to the Second Amendment Effective Date.
4.4    Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
4.5    Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
4.6    Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.
4.7    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:	Anne G. Waleski
Title:	Chief Financial Officer

MARKEL BERMUDA LIMITED

By:
Name:	Anne G. Waleski
Title:	Chief Financial Officer

ALTERRA REINSURANCE USA INC.

By:
Name:	Anne G. Waleski
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent, Fronting Bank, L/C
Administrator and Lender

By:
Name:	Tiffany Burgess
Title:	Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

ING BANK N.V., LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

LLOYDS TSB BANK PLC

By:
Name:
Title:

By:
Name:
Title:

COMMERZBANK AKTIENGESELLSCHAFT,
FILIALE LUXEMBURG

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK
BRANCH

By:
Name:
Title:

By:
Name:
Title:

NORDEA BANK FINLAND PLC, NEW YORK
BRANCH

By:
Name:
Title:

COMERICA BANK

By:
Name:
Title: